Exhibit 10.20

203-304-P-A

AMENDMENT TO LICENSE AGREEMENT

This Amendment (the “Amendment”) to that certain License Agreement dated as of July 23, 2007 (the “License Agreement”), is entered into by and between AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation (“AIR PRODUCTS”) and INOGEN, INC., a Delaware corporation (“INOGEN”), effective as of October 23, 2009 (the “Amendment Effective Date”). All capitalized terms not otherwise defined in this Amendment shall have the meaning as set forth in the Agreement.

WHEREAS, INOGEN would like to enforce US Patents 6,605,136; 6,824,590; 7,279,029; and 7,473,299 and any patents resulting from reissues or reexamination of these patents (the “Assigned Patents”) licensed to INOGEN under the License Agreement against competitors of INOGEN in the Field;

WHEREAS, AIR PRODUCTS does not want to be a named party in any lawsuit involving any of the Assigned Patents;

WHEREAS, the Parties intend to further modify the License Agreement;

WHEREAS, to accomplish the objectives of the preceding WHEREAS clauses, the Parties wish to amend the terms of the License Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to this Amendment of the License Agreement as follows:

1. Section 1.14 shall be added and Section 1.3 shall be deleted and replaced in its entirety as follows:

“1.3 AP Technology – means the US and foreign patents and patent applications listed in Appendix A, including any divisionals, re-exams, continuations, continuations-in-part, reissues, renewals and extensions of those patents and patent applications, and the Know How listed in Appendix B.”

“1.14 Pending Litigation – means any ongoing legal proceeding pending before a state or federal court, irrespective of when filed, involving any patent of the Assigned Patents, including, but not limited to, actions for patent infringement, actions for declaratory relief of patent non-infringement, invalidity or unenforceability, actions to collect or enforce judgments for patent infringement, appeals of reissue and reexamination proceedings decided by the United States Patent and Trademark Office (“USPTO”), and appeals of interference proceedings decided by the USPTO, where the parties to such legal proceeding have not exhausted all appealable issues to the highest possible court.”

2. Section 2 of the Agreement is amended whereby Section 2.3 is deleted and replaced in its entirety with new Section 2.3 and new Section 2.3.1, and whereby new Sections 2.6, 2.7 and 2.8 are added as follows:

“2.3 Except as noted in Section 2.3.1, AIR PRODUCTS shall maintain the patents and patent applications listed in Appendix A for the Term of the Agreement while the license in Section 2.1 remains exclusive; however, AIR PRODUCTS does not guarantee that any or all of the pending patent applications and/or pending claims in those patent applications will issue as patents. AIR PRODUCTS agrees to prosecute the pending applications listed in Appendix A through to the final rejection in the USPTO, or equivalent in another patent office, but shall not be obligated to continue the prosecution of the patent application after receipt of a final rejection, or equivalent, from any patent office.”

“2.3.1 In the event there is Pending Litigation on January 1, 2011 creating the Delay Period described in Section 3.3 and for the duration of such Delay Period, INOGEN shall reimburse AIR PRODUCTS for fees and third party costs incurred by AIR PRODUCTS for the maintenance and/or prosecution of the patents and patent applications listed in Appendix A up to a maximum of sixty thousand US Dollars (US $60,000) for each year of the Delay Period. AIR PRODUCTS shall invoice INOGEN at the end of each calendar year or the end of the Delay Period whichever comes first, payable to AIR PRODUCTS within 45 days of receipt of invoice. Such reimbursement payments will be credited against any Article 3.3.3 or 3.3.4 fees owed to Air Products.

“2.6 Notwithstanding anything to the contrary in the License Agreement, the license granted to INOGEN as of the Effective Date of the License Agreement to US Patent 5,656,064 and its foreign equivalents listed in Appendix A of the Agreement shall be a revocable, nontransferable, non-exclusive license, with the right to grant sublicenses thereunder, to make, have made, use, sell, have sold, import and have imported products inside the Field and within the Territory.”

“2.7 AIR PRODUCTS agrees to assign, transfer and convey to INOGEN its entire right, title, and interest in and to US Patents 6,605,136; 6,824,590; 7,279,029; and 7,473,299 (the “Assigned Patents”), including, the right to collect any and all damages for its own use, including but not limited to the right to collect past damages, of whatever nature recoverable for infringement of any Assigned Patent, including but not limited to lost profits and royalties. Promptly after executing this Amendment, AIR PRODUCTS shall provide to INOGEN the executed assignment for the Assigned Patents. INOGEN maintains its exclusive license to the other patents and applications of the AP Technology under Section 2 of the License Agreement as amended herein subject to the terms and conditions of the License Agreement as amended. INOGEN grants to AIR PRODUCTS and its Affiliates a paid-up, royalty-free, perpetual, irrevocable, exclusive license with the right to grant sublicenses thereunder, to make, have made, use, sell, have sold, import and have imported products and processes outside the Field under the claims of the Assigned

Patents. INOGEN agrees to maintain the Assigned Patents for the life of the Assigned Patents. In the event INOGEN is unable to maintain any of the Assigned Patents, INOGEN shall offer to assign the Assigned Patent(s) it is unable to maintain to AIR PRODUCTS prior to the abandonment of any of them. INOGEN agrees that it will not re-assign the Assigned Patents, other than to its Affiliates, without the prior written approval of AIR PRODUCTS which shall not be unreasonably withheld. INOGEN shall not enforce the Assigned Patents outside of the Field without AIR PRODUCTS prior written permission which shall not be unreasonably withheld.”

“2.8 The Parties have each concluded that they have had and will continue to have legal interests that are substantially aligned in (i) seeing that the Assigned Patents are enforced by INOGEN within the Field, (ii) in identifying, investigating, and prosecuting claims of patent infringement of the Assigned Patents within the Field, (iii) in defending any claims of non-infringement of the Assigned Patents in the Field, as well as claims of patent invalidity or unenforceability of the Assigned Patents, and (iv) in maintaining the U.S. and foreign patents and prosecuting the U.S. and foreign patent applications of the Assigned Patents (“Common Interest Matters”). Therefore, the Parties now wish to memorialize and confirm their common legal interests by this Amendment. The Parties may exchange information and materials relating to these Common Interest Matters (collectively, “Confidential Information and Materials”). At the same time, the Parties intend to preserve any privilege otherwise applicable to their respective attorney-client communications or to counsel’s work product. Confidential Information and Materials may include any factual information, mental impressions, strategy, research or legal memoranda, opinions, communications and other materials relating to the Common Interest Matters, and may include, without limitation, information and documents that are confidential, proprietary, and/or subject to the attorney-client privilege or the attorney work-product immunity. The Parties have been sharing information regarding such matters pursuant to this common interest, and desire to continue to share such information. The Parties intend to avoid any waiver of the privileges enjoyed by the Parties or any suggestion that there has been such a waiver by virtue of the exchange of Confidential Information and Materials between the Parties. The Parties agree to reasonably cooperate with each other as necessary for INOGEN to enforce the Assigned Patents.

3. Section 4 of the Agreement is amended to add Section 4.4 as follows:

“4.4 Any technical services requested by INOGEN for preparing to and enforcing the Assigned Patents or defending any challenges to the validity of the Assigned Patents may be provided by AIR PRODUCTS, at AIR PRODUCTS’ discretion, at a rate of two hundred and fifty dollars (US $250) per hour per research scientist or engineer. INOGEN agrees that AIR PRODUCTS shall not be responsible for any expenses or costs incurred by INOGEN or its counsel associated with INOGEN’s enforcement of the Assigned Patents.”

4. Section 3 of the Agreement is amended whereby Section 3.3 shall be deleted and replaced in its entirety with new Section 3.3, whereby original Section 3.3.1 shall be deleted, original Section 3.3.3 remains and Sections 3.3.2 and 3.3.4 shall be deleted and replaced in their entirety with new Sections 3.3.2 and 3.3.4 as follows:

“3.3 If, prior to January 1, 2011, or, if there is any Pending Litigation pending as of such date, then such date shall be delayed until one hundred and twenty (120) days after the final conclusion of any and all Pending Litigation but in no event later than January 1, 2015 (“Delay Period”) (i) there has not occurred a “Liquidation Event,” as described in Section 4.2.2(g) of INOGEN’s Ninth Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”), pursuant to which AIR PRODUCTS receives gross proceeds of at least seven million five hundred thousand US dollars (US $7,500,000), or (ii) AIR PRODUCTS has not received the Base Amounts (as defined hereinafter) by the Payment Dates (as defined hereinafter), then INOGEN shall perform one of the three options provided below in Sections 3.3.2, 3.3.3, and 3.3.4, respectively:”

“3.3.1 Reserved”

“3.3.2 if (i) all asserted claims of any one of the Assigned Patents are held to be invalid by a competent court, or if (ii) any one of the Assigned Patents is asserted and is held to be unenforceable by a competent court, or if (iii) all claims that could be asserted of any one of the Assigned Patents are determined to be unpatentable in a re-examination proceeding before the USPTO, then INOGEN shall have the right but not the obligation to repurchase at least one-third (1/3) of the Shares from Air Products by payment of eight hundred fifty thousand US dollars (US $850,000) by INOGEN to AIR PRODUCTS, the portion of Shares to be repurchased to be determined according to Section 3.3.2.1 and Table 1, whereby upon repurchase of at least one-third (1/3) of the Shares by INOGEN, the license granted to INOGEN in Section 2.1 to the AP Technology other than the Assigned Patents shall become a paid-up, royalty-free, perpetual, irrevocable, non-exclusive license to make, have made, use, sell, have sold, import and have imported products and processes inside the Field under the claims of the AP Technology without the right to grant sublicenses thereunder, and INOGEN shall grant to AIR PRODUCTS and its affiliates a paid-up, royalty-free, perpetual, irrevocable, non-exclusive license to make, have made, use, sell, have sold, import, and have imported products and processes inside the Field under the claims of the Assigned Patents with the right to grant sublicenses thereunder but only to a person or entity that (a) has not entered into a business relationship with INOGEN with respect to the Assigned Patents, or (b) is not a party to any past or Pending Litigation involving any of the Assigned Patents.”

“3.3.2.1 For each Assigned Patent, INOGEN shall have the right but not the obligation to repurchase one-third (1/3) of the Shares from AIR PRODUCTS , if (a) all claims that are asserted from the Assigned Patent are held to be invalid under Section 3.3.2 (i), or (b) the Assigned Patent is held to be unenforceable under Section 3.3.2 (ii), or (c) all claims that could be asserted from the Assigned Patent are determined to be unpatentable under Section 3.3.2 (iii). The Parties contemplate that it is possible INOGEN could at its election repurchase all of the Shares from Air Products if at least one of the triggering events described in Sections 3.3.2 (i), 3.3.2 (ii), and 3.3.2 (iii) occurs for each of the Assigned Patents. For purposes of the Share repurchase, Assigned Patents 7,279, 029 and 7,473,299 shall be considered a single Assigned Patent as shown in Table 1.

Table 1

Portion of Shares included in Repurchase	Assigned Patent	Section 3.3.2 Triggering Event
one-third (1/3)	6,605,136	(i) invalidity; (ii) unenforceability; or (iii) unpatentability
one-third (1/3)	6,824,590	(i) invalidity; (ii) unenforceability; or (iii) unpatentability
one-third (1/3)	7,279,029 & 7,473,299	(i) invalidity; (ii) unenforceability; or (iii) unpatentability

“3.3.3 repurchase the Shares from AIR PRODUCTS for seven million five hundred thousand US dollars (US $7,500,000), upon which the license granted in Section 2.1 shall be deemed paid-up for the Term, or

“3.3.4 pay to AIR PRODUCTS an annual fee of seven hundred fifty thousand US dollars (US $750,000) in advance (each, an “Annual Advance”) on or before January 31st of each year for the remainder of the Term beginning with January 31, 2011, unless there is any “Pending Litigation” in which case the Annual Advance will begin no later than January 31, 2015.”

5. Section 7.1 shall be deleted and replaced in its entirety with the following:

“7.1 The disclosure period in Section 3.1 of the CDA is extended until three years after the execution of the License Agreement, to protect the continued disclosure and exchange of confidential information (particularly during the provision of Technical Services) under the License Agreement. The disclosure period may be further extended by the written agreement of the two Parties. The purpose in Section 1 of the CDA is extended to cover the purposes of the License Agreement and the enforcement of the Assigned Patents. All the other terms and conditions of the CDA continue in full force and effect.”

6. Section 7 of the Agreement is hereby amended to add Section 7.5 as follows:

“7.5 The Parties agree that Confidential Information may be disclosed by a Party to a third party consultant who is bound by a confidential disclosure agreement with terms no less restrictive than the CDA after identifying the third party consultant to the other Party and obtaining permission in writing from that other Party. AIR PRODUCTS hereby grants its permission to INOGEN to make disclosures of its Confidential Information to any employee of Adsorption Research, Inc. (including, but not limited to, Dr. Kent Knaebel and Dr. Heungsoo Shin) for the purpose of preparing to and enforcing the Assigned Patents.”

7. Section 9 of the Agreement is hereby amended to add Section 9.3 as follows:

“9.3 The Parties agree that INOGEN is under no obligation to negotiate a cross-license or license agreement with AIR PRODUCTS with respect to infringement of any of the Assigned Patents by a competitor’s product.”

8. Section 12.2(c) shall be deleted.

9. Appendix A shall be deleted from the Agreement and replaced in its entirety with the Appendix A that is attached hereto.

10. Except as otherwise expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS THEREOF, the parties have executed this Agreement by their duly authorized representatives.

INOGEN, INC.		AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ RAYMOND O. HUGGENBERGER	By:	/s/ Georges B. Decrop
Name:	RAYMOND O. HUGGENBERGER	Name:	Georges B. Decrop
Title:	CEO	Title:	Marketing Director
Date:	10/24/2009	Date:	10/23/2009